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Exhibit 15.1

LETTER IN LIEU OF CONSENT FOR REVIEW REPORT

To the Board of Directors and Shareholders of
The Boeing Company
Chicago, Illinois

        We have made a review, in accordance with standards established by the American Institute of Certified Public Accountants, of the unaudited interim financial information of The Boeing Company and subsidiaries (the "Company") for the periods ended March 31, 2003 and 2002, and June 30, 2003 and 2002, as indicated in our reports dated April 23, 2003, and July 24, 2003, respectively; because we did not perform an audit, we expressed no opinion on that information.

        We are aware that our reports referred to above, which were included in your Quarterly Reports on Form 10-Q for the quarters ended March 31, 2003, and June 30, 2003, are being used in this Registration Statement of Form S-8.

        We also are aware that the aforementioned reports, pursuant to Rule 436(c) under the Securities Act of 1933, are not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.

/s/ Deloitte & Touche LLP
 DELOITTE & TOUCHE LLP
August 1, 2003

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  Exhibit 15.1